UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2016

PAVMED INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Grand Central Place, Suite 4600, New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2016, PAVMed Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Michael Glennon, the Company’s Vice Chairman, effective as of October 1, 2016.

Pursuant to the Consulting Agreement, Mr. Glennon will provide the Company with services and advice relating to the successful development and commercialization of medical device products, including interfacing with outsourced contract manufacturers, assisting with development of the supply chain and establishing commercialization channels with independent distributors and strategic corporate partners, and will provide such other services as requested by the Company’s Chairman and Chief Executive Officer. As compensation for his services, Mr. Glennon will receive a monthly retainer of $12,500. Mr. Glennon also received a fee of $37,500 upon execution of the Consulting Agreement.

The Consulting Agreement may be terminated by either party upon 30 days’ prior written notice, except that either party may terminate the Consulting Agreement immediately for cause (which includes an uncured material breach of the agreement). The Consulting Agreement also will terminate immediately if the parties agree to the employment of Mr. Glennon on a full-time basis. The Consulting Agreement contains covenants for the protection of the Company’s confidential information and a mutual indemnity provision for claims arising out of the services.

The foregoing summary of the Consulting Agreement is qualified in its entirety by reference to the text of the agreement, which is attached as an exhibit hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Consulting Agreement, dated as of October 12, 2016, by and between PAVmed Inc. and Michael Glennon.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2016	PAVMED INC.

	By:	/s/ Lishan Aklog
Lishan Aklog, M.D.
Chief Executive Officer

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